AMENDMENT TO
BYLAWS
OF
UNIFY CORPORATION

June 25, 2010

       I. ARTICLE II. Section 13. Stockholder Action. is deleted in its entirety and the following is substituted in lieu thereof:

“13. Intentionally Omitted.”